Exhibit 99.1

CONTACTS: Timothy K. Zimmerman President & Chief Executive Officer 412.856.0363

For Immediate Release	Colleen M. Brown Chief Financial Officer 412.856.0363

STANDARD FINANCIAL CORP. ANNOUNCES AN INITIAL DIVIDEND PAYMENT TO

STOCKHOLDERS, A STOCK REPURCHASE PROGRAM AND

FOURTH QUARTER AND FISCAL YEAR EARNINGS

Monroeville, Pennsylvania – October 20, 2011 – Standard Financial Corp., (the “Company”) – (NasdaqCM: STND), the holding company for Standard Bank, PaSB, today announced that the Company’s board of directors has declared a quarterly cash dividend of $.045 per share of the Company’s common stock. The dividend will be payable to stockholders of record as of November 2, 2011 and will be paid on November 15, 2011.

Additionally, the Company’s board of directors has authorized the repurchase of up to 347,000 shares, or approximately 10%, of the Company’s outstanding common stock. The stock repurchase program may be carried out through open market purchases, block trades, negotiated private transactions and pursuant to a trading plan that will be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission rules. The stock will be repurchased on an ongoing basis and will be subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital and the Company’s financial performance.

The Company also announced net income for the quarter ended September 30, 2011 of $734,000 or $0.23 per share compared to $639,000 for the quarter ended September 30, 2010, a 14.9% increase. The Company’s annualized return on average assets and average equity were 0.67% and 3.77%, respectively, for the quarter ended September 30, 2011 compared to 0.61% and 5.55%, respectively, for the quarter ended September 30, 2010.

For the year ended September 30, 2011, net income was $2.4 million or $0.76 per share compared to $2.9 million for the year ended September 30, 2010. The Company’s 2011 earnings were significantly impacted by a $1.4 million one-time contribution to Standard Charitable Foundation ($908,000 after tax impact). This contribution represented $200,000 in cash and $1.2 million or 3.5% of the stock issued in connection with Standard Bank’s mutual to stock conversion on October 6, 2010. Excluding the after tax impact of the contribution, operating earnings would have been $3.3 million or $1.03 per share for the year ended September 30, 2011 compared to $2.9 million for the year ended September 30, 2010, representing a 14.3% increase. Return on average assets and average equity were 0.56% and 3.18%, respectively, (0.76% and 4.38%, respectively, excluding the one-time charitable foundation contribution) for the year ended September 30, 2011. The comparable ratios for the year ended September 30, 2010 were 0.73% and 6.64%, respectively.

Timothy K. Zimmerman, President & CEO, noted, “We are extremely pleased to be able to offer our investors a dividend and believe it is prudent to establish a stock repurchase plan at this time. Also, we are happy with the consistent levels of operating earnings we have been able to produce this year.

Although we remain vigilant in monitoring our loan portfolio, non-performing loans increased 18.0% during the quarter reflecting the weak and uncertain economic environment.”

Net income for the quarter ended September 30, 2011 increased $95,000 compared to the prior year quarter. The increase was primarily the result of an increase in net interest income of $189,000 or 6.0% partially offset by increases of $25,000 in the provision for loan losses and $40,000 in non-interest expenses for the quarter ended September 30, 2011 compared to the prior year quarter. Net interest income increased as a result of a higher average balance of interest earning assets and a lower cost of funds.

Excluding the one-time contribution to Standard Charitable Foundation, operating earnings for the year ended September 30, 2011 increased $417,000 compared to the year ended September 30, 2010. The increase was primarily the result of an increase in net interest income of $1.5 million or 12.9% partially offset by increases of $446,000 in the provision for loan losses and $758,000 in non-interest expenses for the year ended September 30, 2011 compared to the prior year. Net interest income increased as a result of a higher average balance of interest earning assets due mainly to proceeds received in the stock conversion that closed on October 6, 2010 and a lower cost of funds.

The provision for loan losses was $425,000 for the current quarter compared to $400,000 for the quarter ended September 30, 2010, and $1.6 million for the year ended September 30, 2011 compared to $1.2 million for the year ended September 30, 2010. Non-performing loans at September 30, 2011 were $4.6 million or 1.62% of total loans compared to $3.9 million or 1.37% of total loans at September 30, 2010.

Total non-interest expenses were $2.4 million for the quarter ended September 30, 2011 which were unchanged compared to the quarter ended September 30, 2010. Excluding the one-time charitable contribution, total non-interest expenses increased $758,000 or 8.7% to $9.5 million for the year ended September 30, 2011 from $8.7 million for the year ended September 30, 2010. This increase was due primarily to higher personnel related costs and other operating expenses, a portion of which were due to operating as a public company, and additional expenses associated with managing and selling real estate owned properties.

Total assets were $434.6 million at September 30, 2011 compared to $435.1 million at September 30, 2010.

Standard Financial Corp. is the parent company of Standard Bank, a Pennsylvania chartered savings bank which operates ten offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties in Pennsylvania and Allegany County in Maryland. Standard Bank is a Member of the FDIC and an Equal Housing Lender.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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Standard Financial Corp.

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

OPERATIONS DATA:

	Three Months Ended Sept. 30,		Twelve Months Ended Sept. 30,
	2011	2010	2011	2010
Interest and Dividend Income	$4,475	$4,533	$18,412	$18,201
Interest Expense	1,156	1,403	4,919	6,247

Net Interest Income	3,319	3,130	13,493	11,954
Provision for Loan Losses	425	400	1,625	1,179

Net Interest Income after Provision for Loan Losses	2,894	2,730	11,868	10,775
Noninterest Income	585	497	2,375	2,265
Contribution to Standard Charitable Foundation	—	—	1,376	—
Noninterest Expenses	2,398	2,358	9,505	8,747

Income before Income Tax Expense	1,081	869	3,362	4,293
Income Tax Expense	347	230	938	1,378

Net Income	$734	$639	$2,424	$2,915

Earnings Per Share (EPS)	$0.23	Not Applicable	$0.76	Not Applicable
Annualized Return on Average Assets (ROA)	0.67%	0.61%	0.56%	0.73%
Annualized Return on Average Equity (ROE)	3.77%	5.55%	3.18%	6.64%
Net Interest Spread	3.07%	3.19%	3.13%	3.16%
Net Interest Margin	3.24%	3.29%	3.31%	3.25%

FINANCIAL CONDITION DATA:

	September 30, 2011	September 30, 2010
Total Assets	$434,619	$435,103
Cash and Cash Equivalents	12,658	38,988
Total Investment Securities	105,754	77,537
Loans Receivable, Net	285,113	286,066
Deposits	320,322	316,217
Borrowed Funds	31,417	41,249
Total Stockholders’ Equity	78,716	45,334

Book Value Per Share	$22.63	Not Applicable
Tangible Book Value Per Share	$19.91	Not Applicable

Allowance for Loan Losses to Total Loans	1.56%	1.38%
Non-Performing Assets to Total Assets	1.24%	1.10%
Non-Performing Loans to Total Loans	1.62%	1.37%

Although operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (GAAP), we believe that operating earnings are an important indication of our ability to generate earnings through our fundamental banking business. Operating earnings exclude the effects of certain items that are unusual or non-recurring. We believe that our operating earnings provide useful supplemental information to both management and investors in evaluating the Company's financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other income or cash flow statement data calculated in accordance with GAAP. Additionally, the method used to calculate our operating earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of the Company's GAAP net income and operating earnings for the twelve months ended September 30, 2011 and 2010 are presented below.

Standard Financial Corp.

Reconciliation of GAAP Net Income and Operating Earnings

(Dollars in thousands, except per share data)

(Unaudited)

OPERATIONS DATA:

	Twelve Months Ended September 30,
	2011	2010
GAAP Net Income	$2,424	$2,915
Adjustments to GAAP Net Income
Contribution to Standard Charitable Foundation	1,376	—
Tax effect	(468)	—

Operating Earnings	$3,332	$2,915

GAAP Earnings Per Share	$0.76	Not Applicable
Adjustments to GAAP Earnings Per Share
Contribution to Standard Charitable Foundation, net of tax	0.27

Operating Earnings Per Share	$1.03